EXHIBIT 23


Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the JLG Industries, Inc. Stock Incentive Plan of our reports dated September 8, 1994 and October 19, 1994, with respect to the consolidated financial statements of JLG Industries, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended July 31, 1994 and the related financial statement schedules included therein, filed with the Securities and Exchange Commission.


Ernst & Young LLP
Baltimore, Maryland
July 24, 1995